Exhibit 10.4

March 21, 2008

Dr. Mitchell Keegan

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Dear Mitch:

I am pleased to confirm our offer to you for the position at Curis, Inc. The terms of our offer for your employment with the Company are outlined below.

Position: Executive Director, Drug Development

Description of Duties: You will be responsible for oversight of all development aspects of Curis’ proprietary drug programs, particularly from lead clinical candidate selection through clinical testing.

Reporting to: Michael Gray, CFO & COO

Employment Date: Your starting date will be on or about April 23, 2008, or any other mutually agreeable date.

Work Week: You will generally work Monday through Friday, at least 40 hours per week.

Rate of Pay: $18,750.00 per month to be reviewed as part of our performance review program. It is understood that paychecks will be issued on alternating Fridays.

Your rate of pay and title will be reviewed no later than December 2008, in accordance with company policies. You will additionally be eligible for a discretionary bonus, in accordance with company procedures, or in the future, in accordance with a formal executive officer bonus program, which is currently being evaluated by our compensation committee.

As discussed, at such time it is agreed upon that you are promoted to the level of Vice President, you will be documented as a named officer of the Company, and will at that time be asked to sign an employment agreement outlining your severance terms and any outcomes resulting from a change of control of Curis.

Mitchell Keegan

Benefits: You will be eligible to participate in the Curis employee benefit program as of your date of hire or in accordance with plan provisions. This comprehensive program currently includes medical and dental benefits, life and disability insurances, and a Section 125 Plan. You will be eligible to participate in our 401(k) Plan upon your date of hire. You will accrue three weeks of vacation during your first year of employment and are subject to the terms for accrual and use. Parking is provided, or the cost of a MBTA pass is reimbursed in accordance with usual Company practice. Curis also offers an Employee Stock Purchase Plan with entry dates of December and June after completing six months of employment. Employee benefits may be changed from time to time at the sole discretion of Curis. If you need additional information or have questions, please feel free to contact Rachel Blasbalg at (617) 503-6542.

Stock Options: We will recommend to our compensation committee that you receive a stock option to purchase 150,000 shares of Curis common stock, to be awarded by the compensation committee of the board of directors with effect from the date of the compensation committee’s approval. The next compensation committee meeting is scheduled for April 4, 2008. The shares will be awarded at the last trade price on the NASDAQ on the day of approval and will vest over four years, 25% after the first year and 6.25% per quarter over the remainder of the vesting period. Vesting of stock options is contingent upon your continued employment at Curis. The award will be subject to and governed by the terms and conditions of an agreement between you and the Curis and the Curis Inc. 2000 Stock Incentive Plan (the “Plan”). A copy of the Plan is included in with this letter for your review.

It should be understood by you that your employment at Curis, Inc. is at all times on an “at will” basis, which means that it is not guaranteed for any specified period of time and may be terminated by you or by Curis at any time, with or without notice, and regardless of the date of payment of your salary. By accepting employment with Curis, you acknowledge and agree that no contrary representation has been made to you. This at-will employment relationship will remain in effect throughout your employment with Curis. It may not be modified by an oral or implied agreement. The terms of your employment will be interpreted in accordance with and governed by the laws of The Commonwealth of Massachusetts.

In the event your employment is involuntarily terminated with the Company without cause, the Company will continue to pay you as severance benefits your base salary as in effect on the date of your termination and provide you with any other benefits owed to you by virtue of your employment with the Company, to the extent that such benefits can be provided to non-employees, for four months. Cause means (a) a good faith finding by the Company of dishonesty, gross negligence, or misconduct, (b) conviction or the entry of a pleading of guilty or nolo contender e to any crime or any felony, or (c) any breach or threatened breach of any confidentiality, non-competition, non-solicitation, or inventions agreement with the Company.

Mitchell Keegan

This offer is premised on your representation that you are not subject to any confidentiality or non-competition agreement or any other similar type of restriction that would affect your ability to devote your full time and attention to your work at Curis, Inc. The offer is also contingent upon your signing the enclosed Invention, Non-Disclosure and Non-Competition Agreement. You will also be required to present documentation prior to starting work with the Company that verifies your identity and authorization to work in the U.S., in accordance with the Immigration Reform and Control Act of 1986.

Please note that our offer of employment, including your stock option award, is contingent upon the results of your background check.

If the terms of this offer are acceptable, please indicate your acceptance by signing both copies of this letter and the Invention, Non-Disclosure and Non-competition Agreement included with this letter. Please return one copy of each to Rachel Blasbalg, Human Resources by Tuesday, March 25, 2008.

We are extremely enthusiastic about the prospect of working with you at Curis. We believe that Curis will offer an outstanding opportunity for you to achieve both your personal and professional goals in an exciting scientific and business environment. We feel you will be a great addition to our team.

Sincerely,

/s/ Rachel S. Blasbalg
Rachel S. Blasbalg
Manager, Human Resources

Agreed and accepted:

/s/ Mitch Keegan
Mitchell Keegan

Date: March 24, 2008

Enclosures

Invention, Non-Disclosure and Non-Competition Agreement

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